As filed with the Securities and Exchange Commission on February 27, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Saifun Semiconductors Ltd.
(Exact name of registrant as specified in charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ELROD Building, 45 Hamelacha Street,	Not Applicable
Sappir Industrial Park, Netanya 42504, Israel	(Zip Code)
(Address of principal executive offices)

Saifun Semiconductors Ltd. 2003 Share Option Plan
(Full Title of the Plan)

Saifun Semiconductors USA, Inc.
2350 Mission College Boulevard
Suite 1070
Santa Clara, CA 95054
(408) 982-5888
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Colin J. Diamond, Esq. White & Case LLP 1155 Avenue of the Americas New York, New York Tel: (212) 819-8200 Fax: (212) 354-8113	Guy Hadar, Adv. Eitan, Mehulal, Pappo, Kugler 11 HaMenofim St. Herzliya 46120, Israel Tel: +972 (9) 972-6000 Fax: +972 (9) 972-6001

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value NIS 0.01 per share	700,000	$ 13.67(3)	$9,569,000	$ 293.79

(1)	This Registration Statement shall also cover any additional Ordinary Shares which become issuable under the Registrant’s 2003 Share Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding Ordinary Shares.
(2)	Represents the registration of Ordinary Shares of the Registrant issuable or issued under the Registrant’s 2003 Share Option Plan.
(3)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and (c) on the basis of the average of the high and low prices ($13.89 and $13.45) of the Registrant’s Ordinary Shares as quoted on the Nasdaq Global Market on February 20, 2007 with respect to ordinary shares reserved for issuance pursuant to options to be issued in the future.

EXPLANATORY NOTE

        This Registration Statement on Form S-8 registers an additional 700,000 ordinary shares of Saifun Semiconductors Ltd. issuable under the Registrant’s 2003 Share Option Plan, as amended. In accordance with General Instruction E. of Form S-8, the contents of the Registrant’s Registration Statement on Form S-8 (File No. 333-133523) filed with the Securities and Exchange Commission on April 25, 2006, are incorporated herein by reference and the information required by Part II is omitted, except as supplemented by the information set forth below.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Netanya, Israel on this 27th day of February 2007.

SAIFUN SEMICONDUCTORS LTD. By: /s/ Igal Shany —————————————— Igal Shany Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Boaz Eitan, Kobi Rozengarten and Igal Shany, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

By: /s/ Boaz Eitan —————————————— Dr. Boaz Eitan	Chief Executive Officer, Chairman and Director (Principal Executive Officer)	February 27, 2007

By: /s/ Igal Shany —————————————— Igal Shany	Chief Financial Officer (Principal Financial and Accounting Officer)	February 27, 2007

By: /s/ Kobi Rozengarten —————————————— Kobi Rozengarten	President and Director	February 27, 2007

By: /s/ Kenneth Levy —————————————— Kenneth Levy	Director	February 27, 2007

Name	Title	Date

By: /s/ Matty Karp —————————————— Matty Karp	Director	February 27, 2007

By: /s/ Yossi Sela —————————————— Yossi Sela	Director	February 27, 2007

By: /s/ George Hervey —————————————— George Hervey	Director	February 27, 2007

By: /s/ Ida Keidar-Malits —————————————— Ida Keidar-Malits	Director	February 27, 2007

SAIFUN SEMICONDUCTORS USA, INC. By: /s/ Kobi Rozengarten —————————————— Kobi Rozengarten President, Saifun Semiconductors USA, Inc.	United States Representative	February 27, 2007

EXHIBITS

Exhibit No.	Description

5.1	Opinion of Eitan, Mehulal, Pappo, Kugler, Advocates-Patent Attorneys, Israeli counsel to the Company as to the validity of the Ordinary Shares (including consent).

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23.2	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, independent registered public accounting firm.

23.3	Consent of Somekh Chaikin, independent registered public accounting firm, a member of KPMG International.

23.4	Consent of Eitan, Mehulal, Pappo, Kugler, Advocates-Patent Attorneys, Israeli counsel to the Registrant (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature page to this Registration Statement).

99.1	Saifun Semiconductors Ltd. 2003 Share Option Plan (incorporated by reference to Exhibit 10.14 of the Registration Statement on Form F-1 of Saifun Semiconductors Ltd. (File No. 333-129167).